Exhibit 10.1

October 31, 2017

William L. Hodges

401 May Court

Raleigh, North Carolina 27609

Dear Bill,

I am pleased to extend the terms of your employment with Novan, Inc. (the “Company”) as interim Chief Financial Officer until the earlier of March 20, 2018 (the “Extension Period”) or when a permanent CFO is hired.  This letter amends the terms of your employment, as described in the offer letter dated March 21, 2017 and further amended on June 28, 2017 and August 10, 2017 (the “Offer Letter”) during the Extension Period.

Except as otherwise described below, your compensation during the Extension Period will be governed by this paragraph.  Your base salary during the Extension Period will continue as described in the Offer Letter.  You will continue to be eligible to participate in employee benefits and paid time off in accordance with the Company’s current policies.

Please sign and date one (1) copy of this letter and return it to me by October 31, 2017.  Please let me know if you have any questions.

Regards,

/s/ G. Kelly Martin_______

G. Kelly Martin

Chief Executive Officer

I agree to the amended terms of employment described above, this 31 day of October, 2017.

/s/ William L. Hodges_____

William L. Hodges